Exhibit 10.1

Execution Copy

SIXTH AMENDMENT TO AMENDED AND RESTATED

FIRST LIEN CREDIT AGREEMENT

This SIXTH AMENDMENT TO AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT (“Amendment”), dated as of February 5, 2010, is by and among Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Borrower”), the lenders party to the First Lien Credit Agreement described below (the “Lenders”), and The Royal Bank of Scotland plc, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties in the capacities herein identified.

RECITALS

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other Persons are parties to the Amended and Restated First Lien Credit Agreement, dated as of June 8, 2007, as modified by the Consent Regarding Amended and Restated First Lien Credit Agreement dated as of July 27, 2007, as amended by that certain First Amendment to Amended and Restated First Lien Credit Agreement dated effective as of November 19, 2007, as amended by that certain Waiver, Consent and Second Amendment to Amended and Restated First Lien Credit Agreement dated effective as of December 1, 2008, as amended by the Third Amendment to Amended and Restated First Lien Credit Agreement dated as of April 6, 2009, as modified by the Waiver and Consent to Amended and Restated First Lien Credit Agreement dated as of June 30, 2009, as amended and modified by the Waiver, Consent and Fourth Amendment to Amended and Restated First Lien Credit Agreement dated as of September 11, 2009 and as amended and modified by the Fifth Amendment to Amended and Restated First Lien Credit Agreement dated as of December 11, 2009 (as so modified, and as amended, supplemented and amended, herein the “2007 First Lien Credit Agreement”, and the 2007 First Lien Credit Agreement as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuer, and the Lenders amend the First Lien Credit Agreement in certain respects as set forth herein.

NOW Therefore, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Definitions.  Capitalized terms used herein but not defined herein shall have the meanings as given them in the First Lien Credit Agreement, unless the context otherwise requires.

Section 2. Amendments to First Lien Credit Agreement.

(a) Amendment to the preamble of the First Lien Credit Agreement.  The preamble to the First Lien Credit Agreement is hereby amended by replacing the phrase “CORPORATION (“RBS Securities”) and BNP PARIBAS (“BNP Paribas”), as Joint Lead Arrangers and Joint Bookrunners, BNP PARIBAS, as syndication agent (in such capacity, the “Syndication Agent”) for the Lenders, and GUARANTY BANK, FSB and BMO CAPITAL MARKETS FINANCING, INC. f/k/a HARRIS NESBITT FINANCING, INC., as co-documentation agents (in such capacity, each a “Co-Documentation Agent” for the Lenders” with the phrase “INC. (“RBS Securities”) and BNP PARIBAS SECURITIES CORP. (“BNPPSC”), as Lead Arrangers (in such capacity the “Lead Arrangers”), and BNPPSC as Syndication Agent (in such capacity, the “Syndication Agent”) for the Lenders”.

(b) Amendment to Section 1.1 of the First Lien Credit Agreement.  Section 1.1 of the First Lien Credit Agreement is hereby amended by adding the following new defined terms in alphabetical order:

“BNPPSC” is defined in the preamble.

“Lead Arrangers” means, collectively, RBS Securities and BNPPSC.

(c) Amendment to Section 1.1 of the First Lien Credit Agreement.  Section 1.1 of the First Lien Credit Agreement is hereby amended by replacing the following defined terms in their entirety with the following:

“Agents” means each of the Administrative Agent, the Syndication Agent and the Lead Arrangers.”

“Applicable Commitment Fee Margin” means 0.50%.”

“Applicable Margin” means, for any day and with respect to all Loans maintained as LIBO Rate Loans or Base Rate Loans, the applicable percentage set forth below corresponding to the Borrowing Base Utilization Percentage:

If the Borrowing Base Utilization Percentage is:	Then the Applicable Margin for LIBO Rate Loans is:	Then the Applicable Margin for Base Rate Loans is:
Greater than or equal to 90%	3.50%	2.50%
Greater than or equal to 75% but less than 90%	3.25%	2.25%
Greater than or equal to 50% but less than 75%	3.00%	2.00%
Less than 50%	2.75%	1.75%

If at any time the Borrower fails to deliver a Reserve Report pursuant to Section 2.8.2 or 2.8.3, then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such time as such Reserve Report has been delivered.”

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent and/or BNP Paribas (as the case may be) on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit (or such lesser amount as the Administrative Agent and/or BNP Paribas (as the case may be) has approved in its sole discretion).”

“EBITDA” means, for any applicable period and with the respect to the Borrower and its consolidated Subsidiaries, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets, (ii) income tax expense, (iii) Interest Expense for such period, and (iv) reasonable transaction fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement and the other Loan Documents; provided, however, that (A) for the Fiscal Quarter ending March 31, 2009, EBITDA for such Fiscal Quarter shall be deemed to be equal to $153,351,230 (of which $12,809,618 is attributable to properties acquired from MitEnergy Upstream LLC), (B) for the Fiscal Quarter ending June 30, 2009, EBITDA for such Fiscal Quarter shall be deemed to be equal to $87,255,666 (of which $15,862,666 is attributable to properties acquired from MitEnergy Upstream LLC), (C) for the Fiscal Quarter ending September 30, 2009, EBITDA for such Fiscal Quarter shall be deemed to be equal to $75,291,000 (of which $24,397,000 is attributable to properties acquired from MitEnergy Upstream LLC) and (D) for the Fiscal Quarter ending December 31, 2009, EBITDA for such Fiscal Quarter shall be deemed to be equal to $144,883,000 (of which $44,485,000 is attributable to properties acquired from MitEnergy Upstream LLC) (or if less, the amount certified by the Borrower in its Compliance Certificate in respect of the Fiscal Quarter ending December 31, 2009); provided, further, that any calculation of EBITDA hereunder for any applicable period shall be made using an EBITDA for such applicable period calculated on a pro forma basis (inclusive of any acquisitions and/or divestitures, if any, of assets or equity interests made during such applicable period as if such acquisitions or divestitures had been made at the beginning of such applicable period).”

“Intercreditor Agreement” means the Intercreditor Agreement, dated November 12, 2009, executed and delivered by the Administrative Agent, the Second Lien Agents, the Parent and the Obligors, as amended, supplemented, amended and restated, replaced or otherwise modified from time to time.”

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a)  EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters to

(b)  Interest Expense computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.”

“Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding one-time write-offs of unamortized upfront fees and other upfront fees and expenses associated with this Agreement and the other Loan Documents, the Existing Credit Agreement and the “Loan Documents” thereunder and the PP Debt Documents and the Second Lien Note Documents; provided, however, (A) for the Fiscal Quarter ending March 31, 2009, Interest Expense for such Fiscal Quarter shall be deemed to be equal to $19,543,000, (B) for the Fiscal Quarter ending June 30, 2009, Interest Expense for such Fiscal Quarter shall be deemed to be equal to $20,897,000, (C) for the Fiscal Quarter ending September 30, 2009, Interest Expense shall be deemed to be equal to $20,813,000, and (D) for the Fiscal Quarter ending December 31, 2009, Interest Expense shall be deemed to be equal to $24,167,000.”

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount that is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.  The Letter of Credit Outstandings of any Lender (other than an Impacted Lender to the extent provided in Section 2.1.2) at any time shall be its Percentage of the Letter of Credit Outstandings at such time.”

“Loan Commitment Amount” means, on any date, $400,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.”

“Second Lien Indenture” means the Indenture, dated November 12, 2009, pursuant to which the Second Lien Notes are issued, as amended, supplemented, amended and restated, refinanced or otherwise modified from time to time in accordance with Section 7.2.11 and the Intercreditor Agreement.”

“Secured Debt” means, on any date and without duplication, the Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on any property and/or assets of the Borrower and/or its Subsidiaries (including without limitation, second lien financing, if any).  For the avoidance of doubt, “Secured Debt” includes, but is not limited to, amounts of Indebtedness outstanding under this Agreement (including Letter of Credit Outstandings less the amount of any cash collateral in respect thereof, if any, held in an account maintained with (or on behalf of) the Administrative Agent and/or BNP Paribas (as the case may be)), any put premium financing under Hedging Agreements with a counterparty that is a Secured Party, any secured obligations of the Borrower or its Subsidiaries to pay any deferred premiums on any Hedge Agreement, and Capital Lease Liabilities (if any).

“Secured Debt Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a)  Secured Debt outstanding on the last day of such Fiscal Quarter to

(b)  EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided, however, that for purposes of the calculation of Secured Debt for purposes of this definition, Secured Debt shall not include (i) Letters of Credit that support payment of performance, surety or appeal bonds (or similar obligation) that are Indebtedness for purposes of such calculation shall not be included in such calculation to the extent it would cause a duplication of Indebtedness for such calculation or (ii) Letters of Credit to the extent such Letters of Credit are Cash Collateralized.”

“Stated Maturity Date” means February 28, 2013.”

“Total Debt” means, on any date and without duplication, the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans or PP Debt or Second Lien Indebtedness, shall be deemed to equal the actual daily amount of the Loans or PP Notes or Second Lien Notes, as the case may be, outstanding for such date), clause (b) (which, in the case of Letter of Credit Outstandings shall be deemed to equal the actual daily amount of Letter of Credit Outstandings for such date less the amount of any cash collateral in respect thereof, if any, held in an account maintained with (or on behalf of) the Administrative Agent and/or BNP Paribas (as the case may be)), clause (c), clause (f) (but excluding any current non-cash asset or liability (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, in each case as amended (provided that, for the avoidance of doubt, the calculation of Total Debt shall include any current assets or liabilities in respect of the termination of any Hedging Agreement), and clause (g), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the Borrower and its Subsidiaries but including the Indebtedness in respect of principal hereunder and under the PP Notes and under the Second Lien Notes, as the case may be) and any Contingent Liability in respect of any of the foregoing.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a)  Total Debt outstanding on the last day of such Fiscal Quarter to

(b)  EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided, however, that for purposes of the calculation of Total Debt for purposes of this definition, Total Debt shall not include (i) Letters of Credit that support payment of performance, surety or appeal bonds (or similar obligation) that are Indebtedness for purposes of such calculation shall not be included in such calculation to the extent it would cause a duplication of Indebtedness for such calculation or (ii) Letters of Credit to the extent such Letters of Credit are Cash Collateralized.”

“Transaction Documents” means, collectively, the PP Debt Documents and the Second Lien Note Documents and the documents and agreements executed and delivered in connection therewith, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

(d) Amendment to Section 1.1 of the First Lien Credit Agreement.  Section 1.1 of the First Lien Credit Agreement is hereby amended by deleting the following defined terms: (i) “Acquisition”; (ii) “Approved Southwest Speaks Assets Sale”; (iii) “Arrangers”; (iv) “Assets”; (v) “BNP Paribas”; (vi) “Castex”; (vii) “Castex Acquisition”; (viii) “Castex Oil and Gas Properties”; (ix) “Castex PSA”; (x) “Co-Documentation Agent”; (xi) “Existing Lenders”; (xii) “Existing Obligations”; (xiii) “EXXI, Inc.”; (xiv) “EXXI Texas GP”; (xv) “EXXI Texas LP”; (xvi) “Marlin Acquisition”; (xvii) “Marlin PSA”; (xviii) “90% Hedging Position”; (xix) “Pledged Notes”; (xx) “Pogo Oil and Gas Properties”; (xxi) “Primary Syndication”; (xxii) “PSA”; (xxiii) “PV9”; (xxiv) “Qualified PP Debt Interest”; (xxv) “Seller”; (xxvi) “TEC”; (xxvii) “Third Amendment”; (xxviii) “Transaction”; and (xxix) “Transaction Costs”.

(e) Amendment to Section 1.5(a) of the First Lien Credit Agreement.  Section 1.5(a) of the First Lien Credit Agreement is hereby amended by replacing the phrase “basis consistent with those used in the preparation of the financial statements referred to in clause (a)(i) of Section 5.1.8” with the phrase “consistent basis”.

(f) Amendment to Section 1.5(b) of the First Lien Credit Agreement.  Section 1.5(b) of the First Lien Credit Agreement is hereby amended by adding “, Secured Debt Leverage Ratio” after the words “Interest Coverage Ratio”.

(g) Amendment to Section 2.1.2 of the First Lien Credit Agreement.  Section 2.1.2 of the First Lien Credit Agreement is hereby amended by adding the sentence “No Issuer shall be required to issue any Letter of Credit if, after giving effect thereto, such Issuer’s Letter of Credit Outstandings would exceed $20,000,000.” immediately following the first sentence after clause (b) thereof.

(h) Amendment to Section 2.8.2 of the First Lien Credit Agreement.  Section 2.8.2 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 2.8.2.  Annual Scheduled Determinations of the Borrowing Base.  Promptly after June 30 of each calendar year, commencing June 30, 2010, and in any event prior to September 30, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall be dated as of June 30 of such calendar year and shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and its Subsidiaries that the Borrower wishes to include in the Borrowing Base and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.  Within fifteen (15) days after receipt of all such Reserve Report and information, the Administrative Agent shall make an initial determination of the new Borrowing Base (the “Proposed Borrowing Base”), and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the Proposed Borrowing Base.  Such initial determination made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time. In no event shall the Proposed Borrowing Base exceed the aggregate Loan Commitments of the Lenders.  The Required Lenders shall approve or reject the Administrative Agent’s initial determination of the Proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determination; provided, however that failure by any Lender to confirm in writing, the Administrative Agent’s determination of the Proposed Borrowing Base shall be and shall be deemed, an approval of the Proposed Borrowing Base.  If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, as the case may be, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.8.2 and, subject to the last sentence of this Section 2.8.2, such amounts shall become the new Borrowing Base effective on the date specified in this Section 2.8.  Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower.  Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement.  Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.”

(i) Amendment to Section 2.8.3 of the First Lien Credit Agreement.  Section 2.8.3 of the First Lien Credit Agreement is hereby amended by replacing the first two sentences thereof in their entirety with the following:

“In addition, promptly after December 31 of each calendar year, commencing December 31, 2010, and in any event prior to March 31 of each calendar year, the Borrower will make available for review by the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers, which report shall be dated as of December 31 of such calendar year and shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and its Subsidiaries that the Borrower wishes to include in the Borrowing Base and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.  Within fifteen (15) days after receipt of all such Reserve Reports and information (commencing with receipt of the Reserve Report dated December 31, 2010), the Administrative Agent shall make an initial determination of a Proposed Borrowing Base, and upon such initial determination shall promptly notify the Lenders in writing of initial determination of the Proposed Borrowing Base.

(j) Amendment to Section 2.8.6 of the First Lien Credit Agreement.  Section 2.8.6 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 2.8.6.  Other Redeterminations of Borrowing Base.  Notwithstanding anything to the contrary contained herein, the Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 7.1.13 and Section 7.2.10(e).  Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.”

(k) Amendment to Section 3.3.2 of the First Lien Credit Agreement.  Section 3.3.2 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 3.3.2.  Lead Arrangers’ and Administrative Agent’s Fees.  The Borrower agrees to pay to the Lead Arrangers and the Administrative Agent, for their respective accounts, the fees in the amounts and on the dates set forth in the letter dated January 8, 2010.”

(l) Amendment to Section 3.3.3 of the First Lien Credit Agreement.  Section 3.3.3 of the First Lien Credit Agreement is hereby replacing the phrase “equal to 25 basis points on” with the phrase “to be agreed upon between the Borrower and the Administrative Agent, according to”.

(m) Amendment to Section 3.3.5 of the First Lien Credit Agreement.  Section 3.3.5 of the First Lien Credit Agreement is hereby amended by replacing the phrase “0.125% per annum” with the phrase “0.25% per annum”.

(n) Amendment to Section 5.2.1(b) of the First Lien Credit Agreement.  Section 5.2.1(b) of the First Lien Credit Agreement is hereby amended by replacing the phrase “December 31, 2006” with the phrase “June 30, 2009 (or such more recent date for which the financial information required under Section 7.1.1(b) shall have been provided by the Borrower)”.

(o) Amendment to Section 6.2 of the First Lien Credit Agreement.  Section 6.2 of the First Lien Credit Agreement is hereby amended by replacing the phrase “, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case” with the phrase “are”.

(p) Amendment to Section 6.3 of the First Lien Credit Agreement.  Section 6.3 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 6.3.  Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.”

(q) Amendment to Section 6.4 of the First Lien Credit Agreement.  Section 6.4 of the First Lien Credit Agreement is hereby amended by deleting the phrase “and each Transaction Document”.

(r) Amendment to Section 6.6 of the First Lien Credit Agreement.  Section 6.6 of the First Lien Credit Agreement is hereby amended by replacing the phrase “December 31, 2005, on a combined basis after giving pro forma effect to the Transaction” with the phrase “June 30, 2009”.

(s) Amendment to Section 6.7(b) of the First Lien Credit Agreement.  Section 6.7(b) of the First Lien Credit Agreement is hereby amended by deleting the phrase “, the Transaction Documents or the Transaction”.

(t) Amendment to Section 6.13 of the First Lien Credit Agreement.  Section 6.13 of the First Lien Credit Agreement is hereby amended by deleting the parenthetical “(including the Transaction)”.

(u) Amendment to Section 6.16 of the First Lien Credit Agreement.  Section 6.16 of the First Lien Credit Agreement is hereby amended by deleting the parenthetical “(including, without limitation, the operation of the Properties acquired pursuant to the Acquisition, the Castex Acquisition and the Marlin Acquisition)”.

(v) Amendment to Section 7.1.1(a) of the First Lien Credit Agreement.  Section 7.1.1(a) of the First Lien Credit Agreement is hereby amended by deleting the parenthetical “(provided that such comparative figures will not be required until the Fiscal Quarter ending on June 30, 2007)”.

(w) Amendment to Section 7.1.1(s) of the First Lien Credit Agreement.  Section 7.1.1(s) of the First Lien Credit Agreement is hereby amended by deleting clause (iii) thereof in its entirety, and inserting the word “and” immediately prior to clause (ii).

(x) Amendment to Section 7.1.4 of the First Lien Credit Agreement.  Section 7.1.4 of the First Lien Credit Agreement is hereby amended by deleting the following phrases: (i) “(including with respect to the Pogo Oil and Gas Assets)”; and (ii) “(excluding the Pogo Oil and Gas Properties for the period described in clause (x) below but including the Pogo Oil and Gas Properties for the period described in clause (y) below) (x) from the Closing Date until June 30, 2007, with limits of not less than $65,000,000 per occurrence and in the annual aggregate and with deductibles that are reasonably acceptable to the Administrative Agent and (y) thereafter,”.

(y) Amendment to Section 7.1.5 of the First Lien Credit Agreement.  Section 7.1.5 of the First Lien Credit Agreement is hereby amended by inserting the phrase “or alternatively, in accordance with GAAP,” immediately after the word “GAAP” in the first sentence thereof.

(z) Amendment to Section 7.1.7 of the First Lien Credit Agreement.  Section 7.1.7 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 7.1.7.  Use of Proceeds.  The Borrower has and will apply the proceeds of the Credit Extensions as follows:

(a)           in the case of Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors, including Permitted Acquisitions by such Persons;

(b)           for issuing Letters of Credit for the account of the Borrower and its Subsidiaries; and

(c)           to pay transaction costs in connection with this Agreement and the other Loan Documents.”

(aa) Amendment to Section 7.1.9 of the First Lien Credit Agreement.  Section 7.1.9 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 7.1.9.  Cash Management.  The Borrower will keep all of its operating accounts, Deposit Accounts and other bank accounts separate from, and will not co-mingle any of its cash or money with, those of other Persons (including its Subsidiaries).  The Borrower will, and will cause each Subsidiary Guarantor to: (a) ensure that such Person’s Account Debtors forward payment of all amounts owed by them to such Person to one of the Deposit Accounts of such Person set forth on Item 6.19(a) of the Disclosure Schedule, and (b) deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of such Person’s Collections in one of the Deposit Accounts of such Person set forth on Item 6.19(a) of the Disclosure Schedule.  The Borrower will use commercially reasonable efforts to ensure, prior to any termination or expiration of the Control Agreement relating to the Deposit Accounts initially set forth on Item 6.19(a) of the Disclosure Schedule, that such Deposit Accounts are replaced with Deposit Accounts subject to a Control Agreement.  So long as no Default has occurred and is continuing (except with respect to the Deposit Accounts initially set forth in Item 6.19(a) of the Disclosure Schedule, which Deposit Accounts may be replaced at any time, subject to the proviso to this sentence), the Borrower may amend Item 6.19(a) and Item 6.19(b) of the Disclosure Schedule to add or replace one or more of the Deposit Accounts; provided, however, that (i) the prospective depository institution at which such Deposit Account will be held shall be reasonably satisfactory to the Administrative Agent and (ii) in the event such Deposit Account will replace or be in addition to a Deposit Account set forth on Item 6.19(a) of the Disclosure Schedule hereto, prior to the time of the opening of such Deposit Account, the Borrower or relevant Subsidiary and such prospective depository institution shall use commercially reasonable efforts to have executed and delivered to the Administrative Agent a Control Agreement in respect of such Deposit Account.  The Borrower shall close or cause to be closed any of such Deposit Accounts (and establish replacement Deposit Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Administrative Agent that the creditworthiness of any depository institution holding such Deposit Account is no longer acceptable in the Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the depository institution holding such Deposit Account is no longer acceptable in the Administrative Agent’s reasonable judgment.”

(bb) Amendment to Section 7.1.12 of the First Lien Credit Agreement.  Section 7.1.12 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 7.1.12.  Hedging Agreements.  The Borrower shall not assign, terminate or unwind any of the Hedging Agreements reflected in the hedging positions set forth on Item 7.1.12 of the Disclosure Schedule or sell any of such Hedging Agreements if the effect of such action (when taken together with any other Hedging Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedging Agreements unless such actions (a) are undertaken (i) with prior written notice to and approval from (which approval shall not be unreasonably withheld or delayed) the Administrative Agent and (ii) for the purpose of repositioning volumes for later or earlier months, for the purpose of eliminating production obligations in anticipation of temporary production shutdowns due to storms or other force majeure events, for the purpose of eliminating production obligations while maintaining hedge volumes and minimum prices for the Borrower or any of its Subsidiaries or for the purpose of placing such obligations under other Hedging Agreements that provide higher minimum prices for the Borrower or any of its Subsidiaries, and (b) are in compliance with the restrictions set forth in Section 7.2.20.  As of the date of any determination or redetermination of the Borrowing Base, the Borrower shall maintain hedging positions that are acceptable to the Administrative Agent, acting reasonably.”

(cc) Amendment to Section 7.1.13 of the First Lien Credit Agreement.  Section 7.1.13 of the First Lien Credit Agreement is hereby amended by deleting clause (b) thereof in its entirety and renumbering the section accordingly.

(dd) Amendment to Section 7.1.16 of the First Lien Credit Agreement.  Section 7.1.16 of the First Lien Credit Agreement is hereby amended by deleting clause (a) thereof in its entirety and renumbering the section accordingly.

(ee) Amendment to Section 7.2.3(o) of the First Lien Credit Agreement.  Section 7.2.3(o) of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(o)  royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by the Borrower or any of its Subsidiaries with respect to its Oil and Gas Properties to the extent such burdens do not reduce the Borrower’s or such Subsidiary’s net interests in production in its Oil and Gas Properties below the interests reflected in each Reserve Report or the interests warranted under this Agreement or the Mortgage and do not operate to deprive the Borrower or any of its Subsidiaries of any material rights in respect of its assets or properties (except for rights customarily granted with respect to such interests);”

(ff) Amendment to Section 7.2.4(a) of the First Lien Credit Agreement.  Section 7.2.4(a) of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(a)  The Borrower will not permit the Total Leverage Ratio (i) as of the last day of the Fiscal Quarter ending December 31, 2009 to be greater than 4.5 to 1.00, (ii) as of the last day of the Fiscal Quarter ending March 31, 2010 to be greater than 3.75 to 1.00 and (iii) as of the last day of any Fiscal Quarter ending thereafter to be greater than 3.5 to 1.00.”

(gg) Amendment to Section 7.2.4(d) of the First Lien Credit Agreement.  Section 7.2.4(d) of the First Lien Credit Agreement is hereby amended by replacing the date in the parenthetical “June 30, 2009” with the date “December 31, 2009”.

(hh) Amendment to Section 7.2.7 of the First Lien Credit Agreement.  Section 7.2.7 of the First Lien Credit Agreement is hereby deleted and replaced in its entirety with the following:

“SECTION 7.2.7.  [Intentionally Blank].”

(ii) Amendment to Section 7.2.10(d) of the First Lien Credit Agreement.  Section 7.2.10(d) of the First Lien Credit Agreement is hereby amended by adding the word “an” immediately prior to the word “Investment”.

(jj) Amendment to Section 7.2.10(e) of the First Lien Credit Agreement.  Section 7.2.10(e) of the First Lien Credit Agreement is hereby amended by deleting the following phrases: (i) “(including any interest in the Southwest Speaks field in Lavaca County, Texas)” and (ii) “except in the case of the Approved Southwest Speaks Sale,”.

(kk) Amendment to Section 7.2.10 of the First Lien Credit Agreement.  Section 7.2.10 of the First Lien Credit Agreement is hereby amended by adding the sentence “If a Disposition is a “Collateral Disposition” (as defined in the Second Lien Indenture) and the proceeds therefrom are not otherwise required to be applied or paid pursuant to this Agreement, Borrower may fulfill its obligations to hold such proceeds in a “Collateral Disposition Proceeds Account” (and subject to the Second Lien Agent’s rights therein) as provided under Section 4.10 of the Second Lien Indenture.” at the end of such Section 7.2.10.

(ll) Amendment to Section 7.2.11(a) of the First Lien Credit Agreement.  Section 7.2.11(a) of the First Lien Credit Agreement is hereby amended by replacing the phrase “any of the Transaction Documents (other than the PP Debt Documents and the Second Lien Note Documents), other than non-material amendments, supplements, waivers or other modifications that individually or in the aggregate would not be materially adverse to the Secured Parties” with the phrase “[Intentionally blank]”.

(mm) Amendment to Section 7.2.12 of the First Lien Credit Agreement.  Section 7.2.12 of the First Lien Credit Agreement is hereby amended by deleting clause (d) thereof in its entirety and renumbering the section accordingly.

(nn) Amendment to Section 8.1.9(a) of the First Lien Credit Agreement.  Section 8.1.9(a) of the First Lien Credit Agreement is hereby amended by adding the word “its” immediately preceding the word “debts”.

(oo) Amendment to Article 8 of the First Lien Credit Agreement.  Article 8 of the First Lien Credit Agreement is hereby amended by adding the following new Section 8.1.12 immediately following Section 8.1.11:

“SECTION 8.1.12.  Change in Management.  John Daniel Schiller, Jr. shall cease to be the Chief Executive Officer of the Parent (except as a result of his death or disability) and a successor reasonably acceptable to the Administrative Agent and the Required Lenders is not appointed within one hundred eighty (180) days thereafter.”

(pp) Amendment to Section 9.6 of the First Lien Credit Agreement.  Section 9.6 of the First Lien Credit Agreement is hereby amended by replacing the phrase “Mayer, Brown, Rowe & Maw LLP” with the phrase “Mayer Brown LLP”.

(qq) Amendment to Section 9.13 of the First Lien Credit Agreement.  Section 9.13 of the First Lien Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“Except as otherwise set forth herein, neither the Syndication Agent nor either of the Lead Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such.”

(rr) Amendment to Section 10.3 of the First Lien Credit Agreement.  Section 10.3 of the First Lien Credit Agreement is hereby amended by (i) adding the term “Lead” immediately prior to the word “Arrangers” and (ii) replacing the phrase “Mayer, Brown, Rowe & Maw LLP” with the phrase “Mayer Brown LLP”.

(ss) Amendment to Section 10.4(a) of the First Lien Credit Agreement.  Section 10.4(a) of the First Lien Credit Agreement is hereby amended by deleting the phrase “, including all Indemnified Liabilities arising in connection with the Transaction”.

(tt) Amendment to Section 10.11(a)(i) of the First Lien Credit Agreement.  Section 10.11(a)(i) of the First Lien Credit Agreement is hereby amended by deleting clause (D) in its entirety and renumbering such section accordingly.

(uu) Amendment to Article 10 of the First Lien Credit Agreement.  Article 10 of the First Lien Credit Agreement is hereby amended by deleting Section 10.21 in its entirety and renumbering “Section 10.22” as “Section 10.21”.

(vv) Amendment to Schedule I to the First Lien Credit Agreement.  Schedule I to the First Lien Credit Agreement is hereby amended by deleting Schedule I in its entirety and replacing it with a new Schedule I attached as Exhibit A hereto.

(ww) Amendment to Schedule II to the First Lien Credit Agreement.  Schedule II to the First Lien Credit Agreement is hereby amended by deleting Schedule II in its entirety and replacing it with a new Schedule II attached as Exhibit B hereto.

Section 3. Conditions to Effectiveness.  This Amendment shall be deemed effective (subject to the conditions herein contained) as of the date (the “Effective Date”) upon the Administrative Agent’s receipt of counterparts hereof duly executed by the Borrower, the Administrative Agent, the Issuers and all of the Lenders and upon the prior or concurrent satisfaction of each of the following conditions:

(a) Secretaries’ Certificates, etc.  The Administrative Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for such Obligor from the jurisdiction in which such Obligor is organized and each other jurisdiction in which such Obligor is qualified to do business and (b) a certificate, dated as of the Effective Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(1) resolutions of such Obligor’s Board of Directors (or other managing body, in the case of an Obligor that is not a corporation) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of this Amendment and each other Loan Document to be executed by such Obligor in connection herewith;

(2) the incumbency and signatures of those of its officers, managers, managing member or general partner (or officers or managers of its managing member or general partner), as applicable, authorized to act with respect to this Amendment and each Loan Document to be executed by such Obligor; and

(3) the Organic Documents of such Obligor and the full force and validity thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner (or Secretary or Assistant Secretary of the managing member or general partner), as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.

(b) Effective Date Certificate.  The Administrative Agent shall have received the Effective Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate such Obligor shall agree and acknowledge that the statements made herein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct.

(c) Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested a Note, a Note payable to the order of such Lender duly executed and delivered by an Authorized Officer of the Borrower.

(d) Financial Information.  The Administrative Agent shall have received:

(1) a pro forma consolidated balance sheet of the Borrower as of the Effective Date which balance sheet shall not be materially inconsistent with the information previously provided to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent; and

(2) the annual financial and operational projections for the Borrower for the three year period immediately following the Effective Date prepared in good faith based on available information and estimates determined to be reasonable at the time such projections were prepared.

(e) Initial Reserve Report.  The Lenders shall have received a Reserve Report of Netherland, Sewell & Associates, Inc., in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(f) Solvency, etc.  The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of each Obligor, dated as of the Effective Date, substantially in the form of Exhibit J to the First Lien Credit Agreement or otherwise in form and substance satisfactory to the Administrative Agent.

(g) Insurance.  The Administrative Agent shall have received (a) a certificate, reasonably satisfactory to the Administrative Agent, from the Borrower’s and its Subsidiaries’ insurance broker(s), dated as of (or a date reasonably near) the Effective Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4 of the First Lien Credit Agreement as amended hereby, identifying types of insurance and the insurance limits of each such insurance policy and naming the Administrative Agent as loss payee, and each of the Secured Parties as an additional insured, as appropriate, to the extent required under Section 7.1.4 of the First Lien Credit Agreement as amended hereby and stating that such insurance is in full force and effect and that all premiums due have been paid, together with evidence in form and substance satisfactory to the Administrative Agent that the Assets are covered under the Borrower’s existing insurance policies (with the same coverages and deductions); and (b) a summary of casualty, property and other insurance policies currently in effect and maintained by the Borrower’s Subsidiaries provided by an insurance broker and stating that such insurance is in full force and effect and that all premiums due have been paid, in form and substance satisfactory to the Administrative Agent.

(h) Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from Looper, Reed & McGraw, New York and Texas counsel to the Obligors in form and substance satisfactory to the Administrative Agent.

(i) Fees, Expenses, Breakage, etc.  The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs (including breakage costs) and expenses due and payable pursuant to Sections 3.3 of the First Lien Credit Agreement and, if then invoiced, 10.3 of the First Lien Credit Agreement and any breakage costs in connection with the assignments in Section 7 of this Amendment.

(j) Patriot Act Disclosures.  The Administrative Agent and each Lender shall have received all Patriot Act disclosures requested by them, if any, prior to execution of this Amendment.

(k) The Administrative Agent shall have been advised by the Borrower in writing that the commodity hedging agreements the Borrower had in effect on November 23, 2009 remain in effect or have been replaced with hedging agreements with equal or superior total hedge value versus crude and natural gas prices of $50 oil and $4.50 natural gas.

(l) The Borrower shall have confirmed in writing that this Amendment is permitted by the Intercreditor Agreement with the Second Lien Lenders.

(m) The concurrent payment to (i) Lehman (as defined below) of the amount specified in Section 7(c) of this Amendment and (ii) each Exiting Lender (as defined below) of the respective amounts specified in Exhibit C to this Amendment shall have been made.

Section 4. Redetermination of Borrowing Base.  The Borrower and the Lenders hereby agree that effective as of the Effective Date, the Borrowing Base shall be equal to $350,000,000 until such time as the Borrowing Base is redetermined or otherwise adjusted pursuant to the terms of the First Lien Credit Agreement.  The Borrower and the Lenders hereby agree that this determination of the Borrowing Base shall be deemed to be the determination as required under Section 2.8.3 of the First Lien Credit Agreement in regards to the Reserve Report dated December 31, 2009.

Section 5. Representations and Warranties.  The Borrower hereby represents and warrants that after giving effect hereto:

(a) the representations and warranties of the Obligors contained in the Loan Documents (other than Section 6.17 of the First Lien Credit Agreement as amended hereby solely with respect to the Lehman Hedging Agreement (as defined in the Second Amendment)) are true and correct in all material respects, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects as of such earlier date;

(b) the execution, delivery and performance by the Borrower and each other Obligor of this Amendment and the other Loan Documents have been duly authorized by all necessary corporate or other action required on their part and this Amendment, along with the First Lien Credit Agreement as amended hereby and other Loan Documents, constitutes the legal, valid and binding obligation of each Obligor a party thereto enforceable against them in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally;

(c) neither the execution, delivery and performance of this Amendment by the Borrower and each other Obligor, the performance by them of the First Lien Credit Agreement as amended hereby nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Obligor’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Obligor or any of its Subsidiaries is a party or by which any Obligor or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Administrative Agent on or before the date hereof;

(d) no Material Adverse Effect has occurred since June 30, 2009; and

(e) no Default or Event of Default or Borrowing Base Deficiency has occurred and is continuing.

Section 6. Loan Document; Ratification.

(a) This Amendment is a Loan Document.

(b) The Borrower and each other Obligor hereby ratifies, approves and confirms in every respect all the terms, provisions, conditions and obligations of the First Lien Credit Agreement as amended hereby and each of the other Loan Documents (other than the Lehman Hedging Agreement (as defined in the Second Amendment)), including without limitation all Mortgages, Security Agreements, Guaranties, Control Agreements and other Security Documents, to which it is a party.

Section 7. Assignment and Reallocation of Loans, Etc.

(a) Effective as of the Effective Date, each of Bank of Montreal, Compass Bank, as successor in interest to Guaranty Bank, and Whitney National Bank, as a “Lender” under the 2007 First Lien Credit Agreement (each an “Exiting Lender”), hereby sells, assigns, transfers and conveys to the Lenders (other than Exiting Lenders and other than Lehman (as defined below)), ING Capital and Regions Bank (collectively, the “Purchasing Lenders”) at par and for cash consideration, and each of the Purchasing Lenders hereby purchases and accepts at par and for cash consideration, all of the aggregate commitments and outstanding loans of each Exiting Lender such that, immediately after giving effect to this Amendment (including any increase of the commitments effectuated hereby) and the payment to Lehman described in Section 7(c) below, (a) each Exiting Lender shall cease to be a “Lender” under the First Lien Credit Agreement and the “Loan Documents” as defined therein and shall relinquish its rights under the Loan Documents (provided that each Exiting Lender shall retain its rights of indemnification under the Loan Documents in respect of any circumstance or event or condition first arising on or prior to the Effective Date) and shall be released from all of its respective obligations under the 2007 First Lien Credit Agreement and the other “Loan Documents” as defined therein, and (b) the Percentage of each Purchasing Lender (including ING Capital and Regions Bank) and the portion of the Commitment of each such Purchasing Lender (including ING Capital and Regions Bank), shall be as set forth on Schedule II hereto. The foregoing assignments, transfers and conveyances are without recourse to any Exiting Lender and without any warranties whatsoever by the Administrative Agent, any Issuer or any Exiting Lender or Lehman, in whole or in part, other than that the warranty of any such Exiting Lender that it has not previously sold, transferred, conveyed or encumbered the interests being transferred pursuant to this Section 7 (the "Assigned Shares"). From and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the Assigned Shares (including without limitation all payments of accrued but unpaid interest, commitment fees, unused line fees, letter of credit fees and expense reimbursements with respect thereto) (x) in the case of any such interest and fees that shall have accrued prior to the Effective Date, to the respective Exiting Lenders, and (B) in all other cases, to the respective Purchasing Lenders; provided that the respective Exiting Lenders, on the one hand, and the respective Purchasing Lenders, on the other hand, shall make payments directly among one another in accordance with the payment instructions set forth on the Schedules hereto to the extent necessary to effect any appropriate adjustments in any amounts distributed to the respective Exiting Lenders and/or the respective Purchasing Lenders by the Administrative Agent under the Loan Documents in respect of the Assigned Shares. Amounts owing to the Exiting Lenders in respect of the Assigned Shares shall be paid in accordance with the payment instructions set forth on Exhibit C hereto, and the amounts to be paid to the Exiting Lenders on the Effective Date in respect of the principal portions of the Assigned Shares are as set forth on Exhibit C hereto.

(b) Each of the Administrative Agent and the Borrower hereby agrees that the provisions of Section 7(a) satisfy the requirements of Section 10.11 of the First Lien Credit Agreement. The Administrative Agent hereby waives the processing fee otherwise required pursuant to Section 10.11(a)(iii) in respect of the assignments of the Assigned Shares. Each Exiting Lender shall return to Borrower any original Notes in its possession in respect of its Assigned Share.

(c) Notwithstanding any provision to the contrary set forth in Section 4.8 of the First Lien Credit Agreement, concurrently with the effectiveness of this Amendment, pursuant to Section 3.1.1(a) of the First Lien Credit Agreement, the Borrower shall voluntarily prepay the Loans of Lehman Commercial Paper Inc. and Lehman Brothers Commodity Services Inc. (“Lehman”) (together with any and all accrued interest and fees due thereon) in an amount equal to $5,388,085.61 under the First Lien Credit Agreement, such amount to be paid to Lehman as payment in full of all Loans currently held by or owing to Lehman (including any and all accrued interest and fees due thereon), and all Lenders hereby agree that, notwithstanding Section 4.8 of the First Lien Credit Agreement, Lehman shall have no obligation to purchase from the other Secured Parties any participations in Credit Extensions made by them that would otherwise be required under said Section 4.8 to cause Lehman to share such payment ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them, and that upon receipt of such voluntary prepayment and other amounts, Lehman shall cease to be a Lender and Secured Party under the First Lien Credit Agreement and its Commitments shall immediately and irrevocably terminate and be reduced to zero ($0) (provided that Lehman shall remain entitled to its rights pursuant to indemnification and other provisions of the Loan Documents which by their terms would survive the repayment of the Loans and the termination of the First Lien Credit Agreement) and shall cease to have any participation in any Letter of Credit.  From and after the Effective Date, Lehman shall have no further obligation to fund any amount or extend any credit under the Loan Documents.  The Administrative Agent and the Lenders hereby waive the notice requirement and minimum payment requirement of Section 3.1(a) of the First Lien Credit Agreement with respect to the payment under this Section 7(c).

(d) The Borrower on behalf of itself and its successors, assigns, and other legal representatives (the Borrower and all such other parties collectively, the “Releasors” and individually, a “Releasor”), hereby jointly, severally, and jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges each Exiting Lender, their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (each Exiting Lender and all such other parties collectively, the “Releasees” and each a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Exiting Lender Claim” and collectively, “Exiting Lender Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the date of this letter, for or on account of, or in relation to, or in any way in connection with the Loan Documents.

(e) Each of the Borrower, and each of its Subsidiaries hereby unconditionally and irrevocably waives all claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have against Lehman (whether in their capacities as a lender or otherwise) or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors and assigns (collectively, the “Lehman Released Parties”) to the extent arising out of or in connection with the Loan Documents, including, without limitation, any prior failure by Lehman to fund any amounts required to be funded by it under the First Lien Credit Agreement (collectively, the “Lehman Claims”); provided, however, that the foregoing waiver, release, acquittal and discharge shall not include any claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, based upon, attributable to, resulting from or arising in regards to that certain Hedging Agreement, dated as of June 7, 2007 (the "Lehman Hedging Agreement"), between Lehman Brothers Special Financing Inc. and Borrower (collectively, the “Lehman Excepted Claims”).  Each of the Borrower and its Subsidiaries further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lehman Released Party with respect to any and all of the foregoing described waived, released, acquitted and discharged Lehman Claims (but excluding the Lehman Excepted Claims) and from exercising any right of recoupment or setoff that it may have under a master netting agreement or otherwise against any Lehman Released Party with respect to Obligations under the Loan Documents; provided, however, that neither the Borrower nor its Subsidiaries shall be prevented from exercising any rights of recoupment or set-off which they would otherwise be permitted to exercise pursuant to the terms of the Lehman Hedging Agreement solely to the extent such rights are exerted directly against Lehman Brothers Special Financing Inc. and/or Lehman Brothers Holdings Inc. with respect to obligations arising under the Lehman Hedging Agreement or the related guarantee thereof by Lehman Brothers Holdings Inc.; provided further that, for the avoidance of doubt, none of the amounts paid pursuant to Section 7(c) of this Amendment shall be deemed to satisfy any obligations owing by the Borrower or its Subsidiaries under the Lehman Hedging Agreement and neither the Borrower nor its Subsidiaries shall be entitled to exercise or claim any rights of recoupment or set-off in respect of any such amounts against the obligations of the Borrower or its Subsidiaries under the Lehman Hedging Agreement.

(f) Each party hereto hereby agrees that this Amendment (i) does not impose on Lehman affirmative obligations or indemnities not already existing as of the date of its petition commencing its proceeding under chapter 11 of title 11 of the United States Code, and that could give rise to administrative expense claims, and (ii) is not inconsistent with the terms of the First Lien Credit Agreement.

Section 8. Costs And Expenses.  As provided in Section 10.3 of the First Lien Credit Agreement, the Borrower agrees to reimburse Administrative Agent for all fees, costs, and expenses, including the reasonable fees, costs, and expenses of counsel or other advisors for advice, assistance, or other representation, in connection with this Amendment and any other agreements, documents, instruments, releases, terminations or other collateral instruments delivered by the Administrative Agent in connection with this Amendment.

Section 9. GOVERNING LAW.  THIS AMENDMENT SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 10. Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11. Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing one or more counterparts.  Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Section 12. No Waiver.  The express waivers set forth herein are limited to the extent expressly provided in this Amendment and, except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any default of the Borrower or any other Obligor or any right, power or remedy of the Administrative Agent or the other Secured Parties under any of the Loan Documents, nor constitute a waiver of (or consent to departure from) any terms, provisions, covenants, warranties or agreements of any of the Loan Documents.  The parties hereto reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the First Lien Credit Agreement or any other provision of any Loan Document.

Section 13. Successors and Assigns.  This Amendment shall be binding upon the Borrower and its successors and permitted assigns and shall inure, together with all rights and remedies of each Secured Party hereunder, to the benefit of each Secured Party and the respective successors, transferees and assigns.

Section 14. Entire Agreement.  THIS AMENDMENT, THE FIRST LIEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

ENERGY XXI GULF COAST, INC.

By: /s/ Rick Fox
Name:  Rick Fox
Title:  Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUERS AND LENDERS:

THE ROYAL BANK OF SCOTLAND plc, as Administrative Agent, Issuer and Lender

By: /s/ Phillip R. Ballard
Name: Phillip R. Ballard
Title: Managing Director

BNP PARIBAS, as Issuer and Lender

By:  /s/ Betsy Joche
Name: Betsy Joche
Title:  Director

By: /s/ Greg Smothers
Name: Greg Smothers
Title: Director

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Reid Springmeyer
Name: Reid Springmeyer
Title: Assistant Vice President

THE BANK OF NOVA SCOTIA, as Lender

By: /s/ David G. Mills
Name: David G. Mills
Title: Managing Director

TORONTO DOMINION (TEXAS) LLC, as Lender

By: /s/ Ian Murray
Name: Ian Murray
Title: Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By: /s/ Peter Shen
Name: Peter Shen
Title: Vice President

NATIXIS, as Lender

By: /s/ Carlos Quinteros
Name: Carlos Quinteros
Title: Director

By: /s/ Louis P. Laville, III
Name: Louis P. Laville, III
Title: Managing Director

ALLIED IRISH BANKS p.l.c., as Lender

By: /s/Mark Connelly
Name: Mark Connelly
Title: Senior Vice-President

By: /s/ James Giordano
Name: James Giordano
Title: Assistant Vice-President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By: /s/ Nupur Kumar
Name: Nupur Kumar
Title: Vice-President

By: /s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

UBS LOAN FINANCE LLC, as Lender

By: /s/ Ira R. Otsa
Name: Ira R. Otsa
Title: Associate Director
         Banking Products Services, US

By: /s/ Marie A. Haddad
Name: Marie A. Haddad
Title: Associate Director
         Banking Products Services, US

S-
24685236 06020964

BMO CAPITAL MARKETS FINANCING, INC., as Lender but solely for purposes of Section 7 of the Amendment

By: /s/ Richard A. Garcia
Name: Richard A. Garcia
Title: Director

COMPASS BANK, as successor in interest to Guaranty Bank, as Lender but solely for purposes of Section 7 of the Amendment

By: /s/ Spencer Stasney
Name: Spencer Stasney
Title: Vice President

LEHMAN COMMERCIAL PAPER INC., as Lender but solely for purposes of Section 7 of the Amendment

By: /s/ Ashvin Rao
Name: Ashvin Rao
Title: Managing Director

WHITNEY NATIONAL BANK, as Lender but solely for purposes of Section 7 of the Amendment

By: /s/ William Jochetz
Name: William Jochetz
Title: Lending Officer

ING CAPITAL LLC, as Lender, including for
purposes of Section 7 of the Amendment

By: /s/ Charles E. Hall
Name: Charles E. Hall
Title: Managing Director

REGIONS BANK, as a Lender, including for purposes of Section 7 of the Amendment

By: /s/ Kelly L. Elmore III
Name: Kelly L. Elmore III
Title: Senior Vice President

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ENERGY XXI GOM, LLC

By: /s/ Rick Fox
Name:  Rick Fox
Title:    Chief Financial Officer

ENERGY XXI TEXAS ONSHORE, LLC

By: /s/ Rick Fox
Name:  Rick Fox
Title:    Chief Financial Officer

ENERGY XXI ONSHORE, LLC

By: /s/ Rick Fox
Name:  Rick Fox
Title:    Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN IN ITS CAPACITY AS GUARANTOR UNDER ITS LIMITED RECOURSE GUARANTY AND GRANTOR UNDER ITS PLEDGE AGREEMENT AND IRREVOCABLE PROXY DELIVERED IN CONNECTION WITH THE FIRST LIEN CREDIT AGREEMENT:

ENERGY XXI U.S.A., INC

By:  /s/ Rick Fox
Name:  Rick Fox
Title:    Chief Financial Officer

LEHMAN BROTHERS COMMODITY SERVICES INC., as Lender but solely for purposes of Section 7 of the Amendment

By: /s/ Steven Cohn
Name: Steven Cohn
Title: Co-Treasurer